August 2009

Dear Shareholder:

It would be an understatement to say that the past six months have proven to bea difficult economic environment particularly in the banking industry. However, in spite of the current business climate, we are pleased to report that Floridian Financial Group, Inc. (FFGI) continues to grow in quality assets, and has maintained capital levels in excess of all well-capitalized regulatory measurements.

Further, although not profitable to date, we have been able to improve our pretax operating results over the same period last year. We feel that FFGI is showing good progress, but know that the next six months will continue to be a challenge.

At the end of the second quarter of 2009, total assets were $450 million, which represents an annualized increase of 32% since year end 2008. Loans have grown to $322 million, or an annualized increase of 23% compared to December 31, 2008. On the funding side, deposits have reached a level of $378 million at June 30, 2009, up 45% on an annualized basis over December 31, 2008. We believe that these growth statistics are attributable to the outstanding business development staff whowe introduced to youin past communications, as well as the additional five bank locations opened during 2008.

Profitability still eluded us in the first six months of 2009, although on an operating basis, we have been able to pare our losses compared to the same period last year. During the first six months of 2009, we had a pretax loss of $2.1 million, which included two items of note: an FDIC Special Assessment levied on all insured banks, and a reserve for a potential customer fraud.

These operating results compare to a pretax loss of $1.5 million in the first six months of 2008. However, as you may recall, the Orange Bank affiliation occurred at the start of the second quarter 2008, and therefore, the results for the first six months of 2008 did not include Orange Bank for the first three months of 2008. In that later period, Orange Bank had a pretax loss of $884 thousand.

Relative to loan quality, our nonperforming loans were 1.5% of total loans at June 30, 2009, a reduction from 2.1% at year end 2008. The Loan Loss Allowance at June 30, 2009 was equal to 1.2% of total loans, and 0.8% of nonperforming loans. Net charge offs for the first six months of 2009 represented 0.7% of average loans. In consideration of our weakened economy, we are being proactive by putting in place several extra measures to ensure improved and sustained credit quality. We have four current and former bank presidents who review loans before final approval by the board loan committee. Also, we are utilizing Keith Bulko, President of Floridian Bank, in the role of Senior Credit Administrator. He will be the gatekeeper for the loan underwriting and approval process to help ensure continued excellent asset quality. These actions are of utmost importance.

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Capital remains at strong levels as indicated in the following table compared to regulatory “well capitalized” measures.

		Well
	FFGI	Capitalized
Leverage	12.8%	5.0%
Tier One	14.7%	6.0%
Risk Based	15.7%	10.0%

In summary, we have been fortunate to be able to grow our net interest margin, fee income, and quality assets during a strong recessionary period. We look forward to reducing our operating loss and becoming profitable in the ensuing 12 months.

In other news, at Orange Bank we are excited to have added two individuals to the board of directors; Manuel (Manny) Garcia, III, Chairman of the Board of Culinary Concepts, and a member of the Board of Directors of Burger King Corporation, and Jennings L. (Bucky) Hurt, III, Managing Partner with the law firm of Rissman, Barrett, Hurt, Donahue & McLain, P.A. These individuals have local independent bank board experience, and will be great additions to the Bank’s board. Further, the new permanent banking office in Clermont is complete, and we anticipate that the staff will be relocating to this facility from the temporary building during the third quarter. This will give Orange Bank significant visibility in Lake County to the north of Orlando.

Floridian Bank has teamed up with Floridian Financial Mortgage, LLC, and has recruited Larry Bruner to be a full-time mortgage lender dedicated to Volusia and Flagler counties. Further, as evidenced by its recently filed Call Report, Floridian Bank would have reached profitability during the first six months of 2009 except for the FDIC Special Assessment levied in the second quarter.

Floridian Financial Mortgage, LLC, which began operations in September 2008, has been experiencing increased mortgage loan activity, and recently obtained profitability. We would like to welcome Todd Boss, the Managing Partner of the mortgage company. We are excited about the direction Todd is taking the mortgage company, and know that because of his experience, he has been able to attract well established mortgage producers in our area.

Finally, during the second quarter, FFGI became a public reporting company with Securities and Exchange Commission (SEC). A direct benefit to our shareholders of this change is that our financial results will be reported to the SEC on a quarterly basis. Access to these reports and a summary of our financial highlights can be obtained by going to our website at www.floridianfinancialgroup.com.

We could not have achieved these results without the strength of the staff within our organization. We have definitely tested the limits of our officers and employees, and appreciate their always proactive attitudes. They have truly responded like owners. We are fortunate to have experienced board members and senior management whose experience we can leverage during these challenging times.

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We will continue to focus on asset quality, capital preservation, and earnings. One way, as an owner, that you can help us achieve our goals, is by giving us your business and referrals. We appreciate the shareholders who are customers that continue to expand their relationship with us. Each effort you take makes a positive impact on our earnings and on shareholder value.

Our People Make the Difference!

Thank you for your interest and support,

Charlie W. Brinkley, Jr.	Thomas H. Dargan, Jr.	Michael L. McClanahan
Chairman/CEO	President	Vice Chairman

* Below are the Floridian Financial Group, Inc. results in graph form:

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Forward Looking Statements:

Any non-historical statements in this letter are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability and the costs to integrate acquisitions; the loss of key personnel; our need and our ability to incur additional debt or equity financing; the strength of the U.S. economy and the local economies where we conduct operations; the accuracy of our financial statement estimates and assumptions; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the frequency and magnitude of foreclosure of our loans; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; increased competition and its effect on pricing; technological changes; security breaches and computer viruses that may affect our computer systems; changes in consumer spending and savings habits; our growth and profitability; changes in accounting; anti-takeover provisions under Federal and state law as well as our Articles of Incorporation and our bylaws; and our ability to manage the risks involved in the foregoing. Additional factors can be found in our filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this letter speak only as of the date of the letter, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

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